                                                                     EXHIBIT 5.1

                                ANDREWS & KURTH
                         MAYOR, DAY, CALDWELL & KEETON
                                     L.L.P.
                                   ATTORNEYS

                             600 TRAVIS, SUITE 4200
                                HOUSTON, TX 77002

AUSTIN
DALLAS
LONDON                                                   TELEPHONE: 713.225.7000
LOS ANGELES                                              FACSIMILE: 713.225.7047
NEW YORK
THE WOODLANDS
WASHINGTON, D.C.
                                  March 8, 2002

Board of Directors
Rowan Companies, Inc.
2800 Post Oak Boulevard
Suite 5450
Houston, Texas   77056-6196

Gentlemen:

         We have acted as counsel to Rowan Companies, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering and sale by a selling stockholder of the Company, pursuant to a prospectus forming a part of the Company's Registration Statement No. 333-82798 on Form S-3 (the "Registration Statement"), of an aggregate of up to 91,006 shares (the "Shares") of common stock, par value $.125 per share, of the Company, issuable in connection with the conversion of the Company's Series E Floating Rate Subordinated Convertible Debentures due 2011 (the "Series E Debentures") and Series E Preferred Stock, par value $1.00 per share ("Series E Preferred Stock"), of the Company issued under the Rowan Companies, Inc. 1998 Convertible Debenture Incentive Plan, as amended (the "Plan").

         As a basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary for the purposes of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to all matters of fact material to such opinions, we have relied upon representations of officers of the Company.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, after issuance in connection with the conversion of the Company's Series E Debentures and the Series E Preferred Stock in accordance with the terms of the Plan, and when sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

         This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                   /s/ Andrews & Kurth
                                       Mayor, Day, Caldwell & Keeton, L.L.P.
                                       -------------------------------------
                                       Andrews & Kurth,
                                       Mayor, Day, Caldwell & Keeton, L.L.P.